Exhibit 10.3.9.2

WESTAFF, INC.

NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares of Common Stock of Westaff, Inc. (the “Company”) on the following terms:

Name of Recipient:	Patricia Newman

Total Number of Shares Granted:	Twenty Thousand (20,000)

Fair Market Value per Share:	$3.22

Total Fair Market Value of Award:	$64,400.00

Date of Grant:	April 7, 2005

Vesting Commencement Date:	April 7, 2005

Vesting Schedule:

(a)           5,000 shares granted will vest when you complete 36 months of continuous service from the Vesting Commencement Date.

(b)           Of the remaining 15,000 shares granted: (i) 5,000 shares will vest at the end of the Company’s fiscal 2006 so long as you continue to be employed by the Company and meet the performance criteria to be established by the Company’s Compensation Committee, in its sole discretion, prior to the June 1 preceding such possible vesting date;

(ii)   5,000 shares will vest at the end of the Company’s fiscal 2007 so long as you continue to be employed by the Company and meet the performance criteria to be established by the Company’s Compensation Committee, in its sole discretion, prior to the June 1 preceding such possible vesting date; and

(iii)  5,000 shares will vest at the end of the Company’s fiscal 2008 so long as you continue to be employed by the Company and meet the performance criteria to be established by the Company’s Compensation Committee, in its sole discretion, prior to the June 1 preceding such possible vesting date.

Notwithstanding the foregoing, all of the remaining 15,000 shares granted will vest when you complete continuous service from the Vesting Commencement Date through the end of the Company’s fiscal 2008.

RESTRICTED STOCK AGREEMENT

By your signature and the signature of the Company’s representative below, you and the Company agree that these shares are granted under and governed by the terms and conditions of the Westaff, Inc. 1996 Stock Option/Stock Issuance Plan as amended and restated (the “Plan”) and the Restricted Stock Issuance Agreement, both of which are attached to and made a part of this document.

RECIPIENT:	WESTAFF, INC.

/s/ Patricia Newman	By:	/s/ W. Robert Stover

Patricia Newman	Title:	Chairman
Print Name

WESTAFF, INC.

RESTRICTED STOCK ISSUANCE AGREEMENT

Payment for Shares	No payment is required for the shares you receive, which are being delivered as a bonus for past services rendered.

Vesting	The shares vest in installments, as shown in the Notice of Restricted Stock Award. In addition, the shares vest in full if:

• Your service as an employee of the Company or a subsidiary of the Company terminates because of death or Permanent Disability (as defined in the Plan).

•                  If you are terminated without Cause (as defined in your Employment Agreement effective as of March 16, 2005) within one year of the effective date of a “Change in Control,” a “Corporate Transaction,” or a “Hostile Take-Over,” as such terms are defined in the Plan, whichever event shall first occur while you are employed by the Company and notwithstanding any assumption, substitution or replacement of such grants in connection with such event.

No additional shares vest after your service as an employee of the Company has terminated for any reason.

Shares Restricted

Unvested shares will be considered “Restricted Shares,” You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares, except as provided in the next sentence. With the consent of the Compensation Committee of the Company’s Board of Directors, you may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. A transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

Forfeiture

If your service as an employee of the Company terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Shares will immediately revert to the

Company. You receive no payment for Restricted Shares that are forfeited.

The Company determines when your service terminates for this purpose.

Leaves of Absence

For purposes of this award, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work.

Stock Certificates	Your Restricted Shares will be held for you by the Company. After shares have vested, a stock certificate for those shares will be released to you.

Voting Rights	You may vote your shares even before they vest.

Withholding Taxes	No stock certificates will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this award or the vesting of the shares.

Restrictions on Resale

By signing this Agreement, you agree not to sell any shares at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.

No Retention Rights

Your award or this Agreement do not give you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock. the number of Restricted Shares that remain subject to forfeiture will be adjusted accordingly.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements. commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.